Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 36 to File No. 333-101625; Amendment No. 37 to File No. 811-21261) of Rydex ETF Trust of our reports dated December 24, 2015 on the financial statements and financial highlights of the series constituting Rydex ETF Trust included in the October 31, 2015 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
February 26, 2016